EXHIBIT 23.5
CONSENT OF INDEPENDENT AUDIT FIRM
Board of Directors
Grubb & Ellis Apartment REIT, Inc. (formerly NNN Apartment REIT, Inc.)
We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement (No. 333-130945) on Form S-11 of our report dated October 17, 2007, relating to the Statement of Revenues and Certain Expenses of Baypoint Resort Apartments for the year ended December 31, 2006, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ KMJ | CORBIN & COMPANY LLP
KMJ | CORBIN & COMPANY LLP

Irvine, California
December 19, 2007